Exhibit 99.1

VAALCO Energy, Inc.

4600 Post Oak Place, Suite 309

Houston, Texas 77027

Tel: (713) 623-0801

Fax: (713) 623-0982

VAALCO Energy Provides Information on the Effects of Higher Production

Rates and Commodity Prices at the Etame Field

HOUSTON - (PR Newswire) – October 1, 2004 – VAALCO Energy, Inc. (EGY – Amex), announced information for the Etame field for the balance of the year as a result of the recently completed ET-5H development program. With production from the field having been increased from approximately 15,000 BOPD to as high as 23,500 BOPD after completing the Etame 5H well, royalties payable to the government of Gabon will increase. This is due to the staged nature of royalties paid under the production sharing contract, with VAALCO being required to pay a higher percentage royalty rate as its production increases. No material impact is expected on earnings in the third quarter as a result of the increased royalty since the main balance of the oil sold in the quarter was produced prior to the production increase.

Additionally, the Company announced information with respect to the taxes payable to the government of Gabon. Under the production sharing contract (“PSC”), the Company is entitled to recover its share of past exploration and development costs and ongoing production costs. Oil retained by the Company to pay exploration, development and production costs is referred to as “Cost Oil”. As a result of added production from the Etame-5H well and recent strong commodity prices, the Company expects to recover all of its past exploration and development costs from the cost account by the middle of the fourth quarter of 2004 at current oil prices. At such time as past exploration and development costs are fully recovered, the Company receives Cost Oil only for ongoing production costs. Since the cost account is anticipated to become fully recovered during the middle of the fourth quarter of 2004, and no further major exploration or development costs are anticipated for the balance of this year, the Cost Oil from the middle of the fourth quarter will only consist of production costs, which averaged approximately $6.90 per barrel in the first half of 2004. The remaining oil after deducting royalties and Cost Oil is deemed “Profit Oil”. The Company pays taxes in Gabon on Profit Oil, and with the Profit Oil component increasing after the exploration and development costs are recovered, taxes in Gabon will increase accordingly. The impact of the contractual provisions of the PSC due to higher production rates and at current prices could be in the range of reduced earnings of $0.04 to $0.06 per fully diluted share in the fourth quarter of 2004, as compared to if the Cost Oil account contained unrecovered exploration and development costs for the entire quarter.

During the first half of 2005, the Company anticipates sizeable expenditures to bring the Ebouri and Avouma discoveries on to production. The Etame partners also plan to add another producing well to the Etame Field. The Company’s share of these expenditures will be added into its Cost Account thereby decreasing the tax on Profit Oil until the expenditures have been recovered.

The Company anticipates being in a position to update the investment community on Etame reserves associated with the ET-5H development well during the third quarter earnings release conference call. Booking of reserves for the two recently announced discoveries, (the Avouma and Ebouri discoveries), is contingent upon approval of a development plan by the government of Gabon, which the Company expects to seek by year-end.

Production from the Etame Field was approximately 23,500 BOPD shortly after placing the 5H well on production. Production has gradually been decreased over the past several weeks to approximately 22,000 BOPD. VAALCO as the operator believes it is prudent to produce the field at the current rate of approximately 22,000 BOPD (5,250 BOPD net to VAALCO after royalties) while ascertaining reservoir performance. Upon satisfaction of various criteria production may gradually be increased.

Finally, the Company announced that it had received government approval for the Etame partners to enter into the fourth exploration period on the Etame block. The fourth exploration period is for a term of two years from July 7, 2004 and requires the expenditure of a minimum of $5.0 million by the consortium on exploration activities. There is no firm well commitment. The consortium will retain the entire 3,073 square kilometers of area on the Etame block for further evaluation during this new exploration period.

VAALCO’s subsidiary VAALCO Gabon Etame, Inc. operates and owns a 28.07% interest in the Etame Field. The Etame field was placed on production in September 2002 and has produced 11.3 million barrels since startup. Other field partners are PanOcean Energy Corporation Limited (31.36%), Sasol Petroleum West Africa (Ltd.) (27.75%), Sojitz Etame Limited (2.98%), PetroEnergy Resources Corp. (2.34%) and Energy Africa Gabon (7.5%).

This press release includes “forward-looking statements” as defined by the U.S. securities laws. Forward-looking statements are those concerning VAALCO’s plans, expectations, and objectives for future drilling, completion and other operations and activities. All statements included in this press release that address activities, events or developments that VAALCO expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements include future production rates, completion and production timetables and costs to complete well. These statements are based on assumptions made by VAALCO based on its experience perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond VAALCO’s control. These risks include, but are not limited to, inflation, lack of availability goods, services and capital, environmental risks, drilling risks, foreign operational risks and regulatory changes. Investors are cautioned that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forwardlooking statements. These risks are further described in VAALCO’s annual report on form 10K/SB for the year ended December 31, 2003 and other reports filed with the SEC which can be reviewed at www.sec.gov, or which can be received by contacting VAALCO at 4600 Post Oak Place, Suite 309, Houston, Texas 77027, (713) 623-0801.

For further information contact:

W. Russell Scheirman

713-623-0801